Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Credence Investor Relations Contact:	Credence Editorial Contact:
John Detwiler	Judy Dale
Senior V.P. Finance & CFO	Senior Director, Marketing Communications
510.623.4758 or 510.623.5177 fax	510.492.3118 or 510.623.2524 fax
E-mail: john_detwiler@credence.com	E-mail: judy_dale@credence.com

Credence Reports Better than Expected

Fourth Quarter Revenue and Bookings

FREMONT, Calif., November 10, 2003—Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design-to-production for the worldwide semiconductor industry, today announced that it expects to report an approximately 30 percent increase in revenue for its fourth fiscal quarter compared to the fourth quarter of fiscal 2002 and approximately 25 percent over the third quarter of fiscal 2003. Incoming orders during the fourth quarter also increased, resulting in a book to bill ratio slightly greater than 1.0. Gross margin is not expected to vary materially from prior quarter results and earlier guidance due primarily to the shipment of a significant number of first generation Kalos memory test systems during the quarter.

“Although our revenue and bookings are expected to exceed our earlier guidance, we believe our bottom line performance will remain within our previously discussed targets as we absorb the impact of ongoing restructuring charges,” said Dr. Graham Siddall, chairman and chief executive officer of Credence Systems Corporation.

“We are encouraged by these signals that the long anticipated recovery in the semiconductor industry may now be underway. We are also pleased at the recent acceptance of our new high-volume manufacturing test systems such as Octet™ and ASL 3000RF by both integrated device manufacturers (IDM’s) and outsource assembly and test (OSAT) suppliers worldwide.”

Conference Call

As previously announced, Credence will release its final fourth quarter and fiscal year results on November 24, 2003 and also hold a one-hour conference call on the same day at 2:30 p.m. PST after the release of its fourth quarter results. Participants will include Dr. Graham Siddall, Credence’s chairman and chief executive officer, Mr. Dave Ranhoff, Credence’s president and chief operating officer, and Mr. John Detwiler, Credence’s senior vice president and chief financial officer.

The call-in number is:

•	Domestic: 1-800-884-5695 Passcode: 94810634

•	International: 1-617-786-2960 Passcode 94810634

The replay number is:

•	Domestic: 1-888-286-8010 Passcode: 29448078

•	International: 1-617-801-6888 Passcode: 29448078

Please call 10 minutes prior to the scheduled start time. The replay runs through Dec 1, 2003, 3:30 p.m. PDT.

Credence’s earnings conference call will also be broadcast simultaneously over the Internet. Please visit www.credence.com to access the call or contact Brian Sereda at 510-492-3154 with any questions or comments.

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is changing the future of semiconductor production by integrating test solutions throughout the design, validation and production processes. A leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry, Credence offers a wide range of systems for the test of analog, digital, non-volatile memory, mixed-signal, SoC, and wireless semiconductor devices typical in today’s automobile, portable computing, consumer and communications products. Credence and its subsidiaries also provide test program development and debug software, engineering validation test solutions, and advanced photon probing technology that enable faster time-to-market with lower total cost-of-test. Headquartered in Fremont, California, the Company is an ISO 9001 certified manufacturer and maintains advanced production and design facilities in Hillsboro, Oregon. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward-looking, including statements regarding increases in revenue from prior quarters, increases in incoming orders from prior quarters, the variance of gross margin from prior quarters and earlier guidance, revenue and bookings exceeding earlier guidance, bottom line performance remaining within targets and the long anticipated recovery in the semiconductor industry. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results to be materially different from the performance suggested in this release, including any adjustments or corrections made by the Company to its revenue, incoming orders, gross margin, revenue, bookings and bottom line performance of the Company as the Company prepares its fourth quarter earnings release. Reference is made to the discussion of risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. Any projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company is only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

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Credence is a registered trademark, and Credence Systems and Octet are trademarks of Credence Systems Corporation and its subsidiaries. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.